PROSPECTUS SUPPLEMENT
(To Prospectus Dated January 28, 1998)


                         219,205 Shares of Common Stock
                                ($.50 Par Value)

                               OMNICOM GROUP INC.

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      This document  supplements the Prospectus  dated January 28, 1998 relating to 219,205 shares of Common Stock, par value $.50 per share (the "Common Stock") of the Omnicom Group Inc., a New York corporation ("Omnicom" or the "Company"). Each share of Common Stock offered hereby was issued upon exchange of an Exchangeable Share (an "Exchangeable Share") of Palmer Jarvis Inc. ("PJI"), a corporation incorporated under the laws of British Columbia, issued in a private offering in Canada by PJI and the Company. The shares of Common Stock offered hereby were initially acquired upon exchange of the Exchangeable Shares in a private offering in Canada. This Prospectus Supplement is incorporated by reference into the Prospectus, and all terms used herein shall have the meaning assigned to them in the Prospectus. On July 6, 1999 the closing price of the Common Stock as reported on the New York Stock Exchange was $76.625 per share. The Common Stock is traded under the symbol "OMC."

      None of the Selling Shareholders owns in excess of 1% of the Common Stock of the Company and since the Selling Shareholders may sell all, some or none of the shares of Common Stock offered hereby, no estimate can be made of the aggregate number of shares of Common Stock that will be owned by each Selling Shareholder upon completion of the offering to which this Prospectus Supplement relates. In accordance with the Section of the Prospectus entitled "Selling Shareholders" (which appears on page 10 of the Prospectus), the following information is provided with respect to the beneficial owners of the Common
Stock:

                                    Amount of Shares           Amount of
                                   Beneficially Owned         Shares to be
  Name of Selling Shareholder(s)    as of July 6, 1999(1)     Offered for Sale
  ------------------------------   -----------------------    ----------------

  John Peter Leggatt                        3,369                   2,000

  Helene Bernadette Leggatt                 3,631                   1,500

  (1) Includes (a) 1,369 shares of Common Stock which John Peter Leggatt has the right to acquire upon the exchange of 1,369 Exchangeable Shares and
       (b) 2,131 shares of Common Stock which Helene Bernadette Leggatt has the right to acquire upon the exchange of 2,131 Exchangeable Shares.

      Except for the purchase of the shares of Common Stock and their positions with PJI, none of the Selling Shareholders has had a material relationship with the Company or any of its affiliates within the past three years.

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      THESE  SECURITIES  HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES
AND EXCHANGE COMMISSION OR ANY STATE SECURITY COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

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            The date of this Prospectus Supplement is July 9, 1999.